Exhibit 99.1

News From
Walgreens Corporate Communications • 200 Wilmot Road • Deerfield, Ill. 60015 • (847) 315-2500

Media Contact:	Tiffani Washington, 847-315-2925
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com
Walgreens May Sales Increase 7.0 Percent
     DEERFIELD, Ill., June 3, 2011 — Walgreens (NYSE, NASDAQ: WAG) had May sales of $6.08 billion, an increase of 7.0 percent from $5.69 billion for the same month in 2010.
     Total front-end sales increased 5.5 percent in May, while comparable store front-end sales increased 3.6 percent. Customer traffic in comparable stores increased 1.6 percent and basket size increased 2.0 percent.
     Prescriptions filled at comparable stores increased 7.1 percent in May. Calendar day shifts positively impacted prescriptions filled in comparable stores by 1.7 percentage points. This year’s May had one additional Tuesday and one fewer Saturday compared with May 2010.
     May pharmacy sales increased 7.8 percent, while comparable pharmacy sales increased 6.7 percent. Calendar day shifts positively impacted pharmacy sales filled in comparable stores by 1.7 percentage points. Comparable pharmacy sales were negatively impacted by 1.8 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 64.4 percent of total sales for the month.
     Sales in comparable stores (those open at least a year) increased 5.6 percent. The effect of calendar day shifts positively impacted total comparable sales by 1.1 percentage points. As of May 1, Duane Reade stores are included in comparable store results.
     Total sales for the third quarter of fiscal 2011 were $18.38 billion, up 6.8 percent from $17.20 billion in the third quarter of fiscal 2010. Comparable store sales for the third quarter of fiscal 2011 increased 4.1 percent, while front-end comparable store sales for the quarter increased 3.9 percent. Prescriptions filled at comparable stores increased 4.5 percent in the third quarter and comparable pharmacy sales increased 4.2 percent.
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     Calendar year-to-date sales were $30.08 billion, an increase of 8.0 percent from $27.85 billion in 2010.
     Fiscal 2011 year-to-date sales for the first nine months were $54.22 billion, up 7.3 percent from $50.55 billion in fiscal 2010.
     Walgreens opened 12 stores during May, including six relocations, acquired one store and closed two.
     At May 31, Walgreens operated 8,171 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,714 drugstores, 192 more than a year ago, including 23 stores acquired over the last 12 months. The company also operates worksite health centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.
May Comparable Sales and Prescriptions Filled

				Cough, Cold,
		Calendar Shift	Generics	Flu and Allergy
	Reported	Impact	Impact	Impact
Total Comp Sales	5.6%	1.1%	-1.2%	0.1%
Comp Front End	3.6%	—	—
Comp Rx Sales	6.7%	1.7%	-1.8%	0.1%
Comp Rx Scripts	7.1%*	1.7%	—	0.2%

*	Includes +2.9% from patients filling more 90-day prescriptions
Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.
Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and business conditions, competition, acquisitions, divestitures, vendor, payer and customer relationships, outcomes of legal and regulatory matters and other factors described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission.
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Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens undertakes no obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.
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